Sazi Foods, LLC

A purposeful brand, Sazi Foods creates delicious food with hemp seeds. Our products are satisfying, nutritionally-sound, great tasting, and good for you — and a powerhouse of sustainability.


Sazi

Invest

$99 minimum investment

DEADLINE: September 12, 2022

in 17 days

UNIT PRICE

$1

TOTAL RAISED

$33,195

VALUATION

$1,925,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

Sazi Foods develops and markets hemp seed-based food to people who are looking for delicious, plant-based alternatives to conventional meals. Sazi's consumers care about what they eat, care about the environment and would appreciate a brand that takes its responsibility seriously. Sazi aims to use its well-packaged and delicious foods and beverages as a voice to increase awareness of hemp — the world's window to climate solutions.


Sazi
Vanilla Bean Chocolate Chip Cookies
Sazi
Basil Pesto Crunch
Sazi
Pink Salt Black Pepper Crunch
Sazi
Sweet Cinnamon Cookies
Sazi
Cherries & Cocoa Hemp Seed Bites
made good with hemp
net wt 0.5 oz
Sazi
Lemon Sunflower Cookies
made good with hemp
net wt 0.5 oz
Sazi
Memphis BBQ Crunch
made good with hemp
net wt 0.5 oz

PROBLEM





The Problem is consumer perception of plant-based food — that it doesn't taste good. Nor does the mainstream consumer understand the urgency of tempering a conventional diet with more plant-based options.

The Sazi team has a long history of culinary excellence. It has the product development ability to make healthy, packaged foods taste unexpectedly good — balancing taste and nutritional impact. It also has the marketing originality to attract and engage consumers.

In order to celebrate the versatile hemp plant, R&D, merchandising and marketing ingenuity are essential. Hemp itself, helps: it is a delicious, protein- and fiber-rich ingredient, and a regenerative, environmental powerhouse. A mighty combination.



The impact of the 2018 Farm Bill has primarily resulted in a CBD-focused culture, offering medicinal options for pain, anxiety and sleep; and for building materials. Clearly there is a need in both industries. Sazi, however, is focusing on the opportunities to improve the food we eat and how we source it.

Source: DataMintelligence





Plant-based food can be perceived as medicine, not appealing to a wide audience. In order to inform consumers, and effect change, Sazi's hemp seed-based foods must aim to become mainstream with familiar offerings. And, of course, taste delicious.

SOLUTION

Sazi Foods is a gamechanger. It brings something new to the plant-based food category — a broad line of delicious, protein-rich, fiber-filled foods made with hemp seeds.







Its game-changing strategy brings a broad line of delicious, protein-rich, fiber-filled organic, hemp seed-based foods to the forefront of the nutritional and environmental conversation, making products available through its online store and on food trucks.



Lisa Newmann

Award of Excellence



Julia Child


The Art, Techniques, and Science of Good Cooking
The New MAKING of a COOK
MADELEINE KAMMAN

Madeline Kamman

Sazi's product development is led by an award-winning food innovator and businesswoman whose palate has been trained by world-famous chefs. Lisa Newmann has commercialized "real food that tastes good" for decades and is applying her culinary and business knowledge to the new hemp economy.



Joe Perello
Props



Barbara Newman
BrandVisioning



Amanda Griffin
AG Design



Jake Abrams
Odyssey Marketing

Sazi is launching operations with a proprietary digital platform designed by seasoned marketing professionals. The uniquely qualified Sazi team has had years of success in the food industry bringing products to life.

BUSINESS MODEL

Our plan is to start with an e-commerce model and food truck-only business, delaying grocery retail marketing until strong brand awareness is generated. Given the pandemic, we believe it's the most practical and consumer-friendly approach to accelerating sales and building the Sazi brand.





Direct To Consumer & MVP Initiative: During the first 24 months of the MVP (Minimum Viable Product) initiative, Sazi's goal is to amplify the conversation about the powerhouse of hemp. Sazi envisions attracting consumers by publishing actual stories based on its mission and sincere values (e.g. Patagonia), in addition to product-focused selling. The content is related to the verticals of environment, health, ingredients, and taste.





Using AI to understand the audience, and apply what is learned to customer acquisition and retention, the company is expected to grow with reliable information.

Education & KPIs: The important indicators are cost per transaction, order value per transaction (the relationship between the two), the conversion rate, re-order rate and estimated lifetime value of consumers. Then, it's how these factors are used to build a subscription business, which solidifies growth. Upon a successful MVP roll out, broad customer base and awareness, Sazi plans to add retail marketing to its growth strategy.

MARKET

Hemp as Nourishment

30% protein

30% fiber

30% fat

Hemp seeds are a nutritious source of plant-based healthy fats, protein and various minerals.

- They contain over 30% fat — in two essential fatty acids, linoleic acid (omega-6) and alpha-linolenic acid (omega-3).
- They are a great source of protein, with more than 25% of their total calories from high-quality protein.
- Whole hemp seeds are a good source of both soluble and insoluble fiber, containing 20% and 80%, respectively.
- Hemp seeds are rich in phosphorus, potassium, sodium, magnesium, sulfur, calcium, iron, zinc and Vitamin E.

Source: Healthline

Health as environmental Repair

Hemp grows prolifically with little water and no pesticides. It takes up relatively little space, produces more pulp per acre than trees, and is biodegradable. Hemp crops give back by returning nutrients to the soil and sequestering carbon dioxide.

SUCCESS TO DATE

The success we've had to date is discovering the market need, creating a brand, formulating and commercializing recipes with a small but mighty team as an engine for innovation and growth.

To date, we have achieved the following:

- Conducted research on "the consumer perception of hemp"
- Conceived, named and developed the Sazi Foods brand
- Designed logo, packaging strategy and style
- Developed 9 products; next step: plant trials
- Sourced hemp packaging companies (film and boxes made from hemp)
- Confirmed team: CEO, F-CMO, Art Direction & Copywriting, E-commerce Sales Agency, PR firm, Contract Manufacturers for chocolate, cookies and chips
- Created website
- Memberships to networking associations (e.g. Global Hemp Association; Hemp Open Space)
- Attracted press; published interview with Lisa Newmann

PRESS MENTIONS

"Positioning Hemp as a Food Powerhouse" on *HempToday*

TEAM



Lisa Newmann

Founder

CEO

Lisa Newmann has spent her career building, merging and running food companies. They have ranged in size from start-ups to corporate turnarounds and have yielded networks of national account relationships, brand recognition and products of note. Lisa's business pursuits since 2000 have highlighted the impact of climate change on our food supply by developing lines of healthy snack brands and helping to communicate the importance of environmentally-conscious sourcing and responsible product development. In 2012, Lisa was invited to speak at the Food Innovation Summit on "Propelling Change in the Food Industry," with leaders from General Mills, Tyson Foods and Coca-Cola.

LinkedIn



Joe Perello

Founder

F-CMO

Joe is the founder of Props, a first-of-its-kind content marketing platform serving DTC brands. He was the founder of an NYC-based digital ad agency, the first Chief Marketing Officer of the City of New York, appointed by Mayor Mike Bloomberg, a collaborator with internet pioneer David Bowie; VP of Business Development for the New York Yankees, and started his career as a direct marketer with credit card innovator MBNA. Joe is the F-CMO at Sazi Foods.

LinkedIn



Barbara Newman

Founder

Brand Strategist

Barbara is a Brand Strategist and Creative Director. During her tenure as SVP Global Creative Director for Grey Group in New York, Barbara designed and led the branding and advertising for iconic global brands (Procter & Gamble, Unilever, Revlon and several wellness brands). Her award-winning campaigns left an indelible mark on brand culture. She brings that same focus and excellence to Sazi Foods.

LinkedIn



Amanda Griffin

Graphic Design & Art Direction

Amanda is an accomplished designer whose creativity is grounded with practicality. In three short months, together with the founding Sazi team, Amanda developed a design strategy, packaging system and brand guideline for Sazi Foods.

LinkedIn

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Inventory / Production	$70,000	28.0%
Marketing / Customer Acquisition	$130,750	52.3%
General & Administrative	$37,000	14.8%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Class B Units, under registration exemption 4(a)(6), in Sazi Foods, LLC. This offering must raise at least $10,000 by September 12, 2022 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Sazi Foods, LLC may issue additional securities to raise up to $250,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,175,000 units
× $1 per unit

$2,175,000 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 9, 2022
- Form C/A on March 28, 2022
- Form C/A on April 18, 2022
- Form C/A on May 12, 2022
- Form C/A on May 19, 2022
- Form C/A on May 20, 2022
- Form C/A on July 7, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Jul 31, 2022	This article is such good news for us! ...
Jul 7, 2022	Filed Form C/A
May 20, 2022	Filed Form C/A
May 19, 2022	Filed Form C/A
May 12, 2022	Filed Form C/A
Apr 18, 2022	Filed Form C/A
Apr 11, 2022	We're just back from the NoCo HempExpo...
Mar 28, 2022	Filed Form C/A
Mar 9, 2022	Primary offering of 250,000 units at $1
Mar 9, 2022	Filed Form C

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